Exhibit 99.1

BreitBurn Announces Settlement of All Litigation with Quicksilver and Reinstatement of Distributions at Annual Rate of $1.50 Beginning with the First Quarter

Management will Host a Conference Call and Webcast on Monday, February 8 at 11a.m. Eastern Time

LOS ANGELES, February 8, 2010 - BreitBurn Energy Partners L.P. (the “Partnership” or “BreitBurn”) announced today that all litigation between the Partnership and its directors and Quicksilver Resources Inc. (“Quicksilver”) has been settled.  BreitBurn also announced its intention to reinstate quarterly cash distributions at the rate of $0.375 per quarter, or $1.50 on an annualized basis, beginning with the first quarter 2010 distribution.  The Partnership intends to pay this distribution on or before May 15, 2010.

CEO Hal Washburn said, “Despite a challenging market environment at the start, 2009 proved to be a very successful year for the Partnership.  Operationally, we had an excellent year, with total production expected to come in above the high end of our guidance range at approximately 6.52 MMBoe.  We also lowered costs, reduced leverage, and, with improvements in commodity prices during the second half of the year, ramped up our capital program.  Given the improved market conditions, our increased financial flexibility, and resolution of the Quicksilver litigation, we are pleased to be reinstating quarterly cash distributions and we look forward to a very successful 2010.  Furthermore, we are happy to have settled all issues with Quicksilver, and look forward to a positive and productive relationship that will benefit all of our limited partners.”

Additional Terms of Settlement Agreement

In conjunction with settlement of the Quicksilver litigation, Quicksilver will nominate two members to BreitBurn GP, LLC’s Board of Directors.  To accommodate these additions, both Messrs. Washburn and Breitenbach will resign from the Board of Directors.  The Board will consist of the four current independent directors and the two new members to be nominated by Quicksilver.  One of the Quicksilver nominees will be independent of both the Partnership and Quicksilver and the other will be a current independent member of the Quicksilver board.  A new independent chairman will be appointed as well.  In addition, Mr. Breitenbach’s title will change from Co-Founder and Co-CEO to Co-Founder and President.

In addition, Quicksilver has agreed to a standstill agreement pursuant to which it has agreed not to take certain actions relating to the governance of the Partnership.  If Quicksilver’s ownership interest is reduced to certain levels in the future, its nominated directors will no longer serve on the Board and the standstill agreement will terminate. The Partnership has also agreed to pay Quicksilver the sum of $13 million and expects this sum to be paid by insurance.  However, discussions with the Partnership’s insurers are ongoing.

Conference Call

The Partnership will host an investor conference call to discuss this release today at 8:00 a.m. (Pacific Time).  Investors may access the conference call over the Internet via the Investor Relations tab of the Partnership's website (www.breitburn.com), or via telephone by dialing 888-461-2018 (international callers dial +1-719-785-1766) a few minutes prior to register.  Those listening via the Internet should go to the site 15 minutes early to register, download and install any necessary audio software. In addition, a replay of the call will be available through February 15, 2010 by dialing 888-203-1112 (international callers dial +1-719-457-0820) and entering replay PIN 4847664, or by going to the Investor Relations tab of the Partnership's website (www.breitburn.com). The Partnership will take live questions from securities analysts and institutional portfolio managers; the complete call is open to all other interested parties on a listen-only basis.

About BreitBurn Energy Partners L.P.

BreitBurn Energy Partners L.P. is a California-based publicly traded independent oil and gas limited partnership focused on the acquisition, exploitation, development and production of oil and gas properties. These producing and non-producing crude oil and natural gas reserves are located in Northern Michigan, the Los Angeles Basin in California, the Wind River and Big Horn Basins in central Wyoming, the Sunniland Trend in Florida, and the New Albany Shale in Indiana and Kentucky. See www.BreitBurn.com for more information.

Cautionary Statement Relevant to Forward-Looking Information

This press release may contain forward-looking statements relating to the Partnership's operations that are based on management's current expectations, estimates and projections about its operations. Words and phrases such as “will,” “intends,” “expects, ” “look forward, ” “going forward” and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond our control and are difficult to predict. These include risks relating to Court schedules and calendars, litigation uncertainties and the factors set forth under the heading  “Risk Factors” incorporated by reference from our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, and our Current Reports on Form 8-K. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. The reader should not place undue reliance on these forward looking statements, which speak only as of the date of this press release. Unless legally required, BreitBurn undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Unpredictable or unknown factors not discussed herein also could have material adverse effects on forward-looking statements.

Investor Relations Contacts:
James G. Jackson
Executive Vice President and Chief Financial Officer
(213) 225-5900 x273
or
Gloria Chu
Investor Relations
(213) 225-5900 x210

BBEP-IR